Exhibit No. 16

June 22, 2017

Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549

We have been furnished with a copy of Greene County Bancorp, Inc.’s response to item 4.01 of its Form 8-K, to be filed June 23, 2017, for the events that occurred on June 20, 2017.  We agree with such statements made in response to that item, except that we are not in a position to agree or disagree with any of Greene County Bancorp, Inc.’s statements made under item 4.01(b).

/s/ BDO USA LLP
Harrisburg, Pennsylvania